UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number: 0-29800

(Check one):

[_] Form  10-KSB [_] Form 20-F [_] Form 11-K |X| Form  10-QSB [_] Form N-SAR
[_] Form N-CSR

      For the Period Ended: SEPTEMBER 30, 2004

      [_]   Transition Report on Form 10-K and Form 10-KSB

      [_]   Transition Report on Form 20-F

      [_]   Transition Report on Form 11-K

      [_]   Transition Report on Form 10-Q and Form 10-QSB

      [_]   Transition Report on Form N-SAR

      For the Transition Period Ended: _________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION


Full name of registrant:            VIRTGAME CORP.
                          ------------------------------------------------------


Former name if applicable:          N/A
                          ------------------------------------------------------


Address of principal executive office (street and number): 6969 CORTE SANTA FE,
                                                           SUITE A
                                                           ---------------------


City, State and Zip Code:           SAN DIEGO, CALIFORNIA  92121-3270
                         -------------------------------------------------------

PART II -- RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box of appropriate)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the

   |X| prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

      VirtGame Corp. was unable to file its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 due to a delay in completing its financial statements.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                   MARK NEWBURG                             (858) 373-5001
         --------------------------------         ------------------------------
                     (Name)                       (Area Code) (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s):

      Yes   |X|     No  [_]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes  [_]     No  |X|

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

                                   SIGNATURES

                                 VIRTGAME CORP.

                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    November 15, 2004           By: /s/ Mark Newburg
                                         ---------------------------------------
                                         Mark Newburg
                                         Its:  Chief Executive Officer